Exhibit 99.2

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

            On June 13, 2007, Perma-Fix Environmental Services, Inc. ("Perma-Fix", "we," "our" or the "Company") purchased 100% of the voting shares of Nuvotec USA, Inc. ("Nuvotec") and Nuvotec's wholly owned subsidiary, Pacific EcoSolutions PecoS, Inc. ("PEcoS"). Nuvotec serves primarily as a holding Company for its investment in PEcoS. PEcoS is a permitted hazardous, low level radioactive and mixed waste treatment, storage and disposal facility located in the Hanford U.S. Department of Energy site in the eastern part of the state of Washington. We acquired Nuvotec/PEcoS for total consideration of approximately $16.9 million which included 709,207 shares of our common stock (valued at $2.2 million, which was determined by the average closing price of the common stock four days prior to and following the completion date of the acquisition), $2.3 million of cash, an installment note of $2.5 million payable over four years which bears interest at 8.25%, assumption of total debt of $9.4 million, and approximately $0.5 million of transaction costs. In addition, we may be required to make earn-out payments up to $4.4 million in cash dependent on the achievement of defined revenue targets. We expect that such earn-out payments, if made, will be accounted for as additional consideration.

            The following unaudited pro forma condensed combined balance sheet as of March 31, 2007 and unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 (September 30, 2006 in the case of Nuvotec/PEcoS) and the three months ended March 31, 2007 (collectively, the "Pro Forma Statements") are based on the historical consolidated financial statements of Perma-Fix and Nuvotec/PEcoS. The Company's historical financial statements referred to above as of and for the year ended December 31, 2006 are included in our Annual Report on Form 10-K for the year ended December 31, 2006 and the historical financial statements as of and for the three months ended March 31, 2007 are included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The audited balance sheet of PEcoS as of September 30, 2006 and the related statements of income and changes in stockholder's equity and cash flows for the year ended September 30, 2006 and the unaudited balance sheet of PEcoS as of March 31, 2007 and the related unaudited statements of income and stockholder's equity for the three and six months ended March 31, 2007 are included in this Current Report on Form 8-K as Exhibit 99.1. The Pro Forma Statements were adjusted to give effect to the acquisition of PEcoS/Nuotec pursuant to the Asset Purchase Agreement by and among Perma-Fix, Perma-Fix's wholly owned subsidiary, Transitory, Nuvotec, and PEcoS, dated April 27, 2007, which was subsequently amended on June 13, 2007. The acquisition was accounted for in the Pro Forma Statements using the purchase method of accounting based on the assumptions and adjustments in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements. The estimated purchase price allocation is preliminary and is subject to further revision. The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if it occurred on March 31, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and for the three months ended March 31, 2007 give effect to the transaction as if it occurred on January 1, 2006.

            The pro forma adjustments are based upon available information and certain assumptions that the Company believes are (1) directly attributable to the transaction and (2) factually supportable. The Pro Forma Statements are provided for informational purposes only and do not purport to represent what our financial position and results of operations would actually have been had the Nuvotec/PEcoS acquisition occurred on such dates or to project our financial position or results of operations for any future period.

            The Pro Forma Statements and the Notes thereto should be read in conjunction with the historical Consolidated Financial Statements of Perma-Fix and the Notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and the historical Financial Statements of PEcoS and the Notes thereto included in this Form 8-K.


                                     99.2-1

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2007

                                                       Historical   Historical    Incremental    Pro Forma
(Amounts in Thousands, Except for Share Amounts)       Perma-Fix      PEcoS        Nuvotec      Adjustments       Pro Forma
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
Cash                                                   $   1,312   $      249                  $    (1,561)(a)   $        --
Investment                                                                               77                               77
Restricted cash                                               35                                                          35
Net receivables                                           22,416        1,554                                         23,970
Inventories                                                  309                                                         309
Prepaid and other expenses                                 2,554          623                                          3,177
Current assets included in assets for sale,
  net of allowance for doubtful accounts                   6,514                                                       6,514
                                                       ---------   ----------   -----------    -----------       -----------
   Total current assets                                $  33,140   $    2,426   $        77    $    (1,561)      $    34,082

Property and equipment:
Property and equipment, net of accumulated
  depreciation                                            33,910        4,883            34          9,061 (c)        47,888

Property and equipment included in assets
  for sale, net of accumulated depreciation               13,417                                                      13,417
Intangibles and other assets:
Goodwill                                                  11,075        3,705           453          7,225 (d)        22,458
Permit                                                     1,330                                                       1,330
Unbilled receivable - non-current                          3,821                                                       3,821
Finite Risk Sinking Fund                                   5,566                                                       5,566
Other assets                                               1,825                      2,189         (2,189)(b)         1,825
Intangibles and other assets included in                                                                                  --
  asset held for sale                                      2,369                                                       2,369
                                                       ---------   ----------   -----------    -----------       -----------
   Total assets                                        $ 106,453   $   11,014   $     2,753    $    12,536       $   132,756
                                                       =========   ==========   ===========    ===========       ===========


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements


                                     99.2-2

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2007

                                                        Historical   Historical   Incremental   Pro Forma
(Amounts in Thousands, Except for Share Amounts)        Perma-Fix      PEcoS       Nuvotec     Adjustments       Pro Forma
--------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                      $   2,879    $     500                                   $   3,379
  Current environmental accrual                               461                                                      461
  Accrued expenses                                          9,996        1,785          167        4,110 (f)        16,058
  Unearned revenue                                          3,637           49                       573 (f)         4,259
  Current liabilities related to assets held for sale       4,984                                                    4,984
  Current portion of long-term debt                         2,124          198                     1,802 (g)         4,124
                                                        ---------    ---------    ---------    ---------         ---------
   Total current liabilities                               24,081        2,532          167        6,485            33,265

Environmental accruals                                        328                                                      328
Accrued closure costs                                       4,861          776                     2,992 (f)         8,629
Other long-term liabilities                                 3,128        1,073                    (1,073)(b)         3,128
Long-term liabilities related to assets held for sale       3,901                                                    3,901
Long-term debt, less current portion                        5,339        3,467        5,418        2,300 (e)        16,524
                                                        ---------    ---------    ---------    ---------         ---------
   Total long-term liabilities                             17,557        5,316        5,418        4,219            32,510
                                                        ---------    ---------    ---------    ---------         ---------

     Total liabilities                                     41,638        7,848        5,585       10,704            65,775

Preferred Stock of subsidiary                               1,285                                                    1,285

Stockholders' equity:
  Common Stock                                                 52                                                       52
  Additional paid-in capital                               93,128        1,327                       838 (h)        95,293
  Stock subscription receivable                               (66)                                                     (66)
  Accumulated deficit                                     (29,584)       1,839       (2,832)         994 (h)       (29,583)
                                                        ---------    ---------    ---------    ---------         ---------
Total stockholders' equity                                 63,530        3,166       (2,832)       1,832            65,696
                                                        ---------    ---------    ---------    ---------         ---------
   Total liabilities and stockholders' equity           $ 106,453    $  11,014    $   2,753    $  12,536         $ 132,756
                                                        ---------    =========    =========    =========         =========


     See Notes to Unaudited Pro Forma Condensed Combined Fiancial Statements


                                     99.2-3

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    For the Three Months Ended March 31, 2007

                                                           Historical         Historical
                                                            Perma-Fix            PEcoS
                                                          Three Months       Three Months
                                                             Ended              Ended        Pro Forma
(Amounts in Thousands, Except for Per Share Amounts)    March 31, 2007     March 31, 2007    Adjustments           ProForma
----------------------------------------------------------------------------------------------------------------------------
Net revenues                                                $ 12,921         $  2,895          $                   $  15,816
Cost of goods sold                                             8,321            2,073                273 (k)          10,667
                                                            --------         --------          ---------           ---------
Gross profit                                                   4,600              822               (273)              5,149

Selling, general and administrative expenses                   3,715              687               (165)(k)           4,237
Loss on disposal of property and equipment                        --               --                                     --
                                                            --------         --------          ---------           ---------
Income from operations                                           885              135               (108)                912

Other income (expense):
Interest income                                                   88               --                                     88
Interest expense                                                (201)             (79)              (203)(i),(j)        (483)
Interest expense-financing fees                                  (48)              --                                    (48)
Other                                                            (15)              --                                    (15)
                                                            --------         --------          ---------           ---------
Income from continuing operations before taxes                   709               56               (311)                454
Income tax expense                                               126               19                (19)(l)             126
                                                            --------         --------          ---------           ---------
Income from continuing operations                           $    583         $     37          $    (292)          $     328
                                                            ========         ========          =========           =========


Net income per common share - basic
Continuing operations                                       $    .01                                               $     .01
                                                            ========                                               =========

Net income per common share - diluted
Continuing operations                                       $    .01                                               $     .01
                                                            ========                                               =========

Number of common shares used in computing net
 income (loss) per share:
Basic                                                         52,063                                 709              52,772
Diluted                                                       52,063                                 709              52,772


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements


                                     99.2-4

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2006

                                                          Historical           Historical
                                                           Perma-Fix             PEcoS
                                                          Year Ended           Year Ended
                                                        December 31, 2006   September 30, 2006     Pro Forma
(Amounts in Thousands, Except for Per Share Amounts)       Perma-Fix             PEcoS            Adjustments        ProForma
------------------------------------------------------------------------------------------------------------------------------
Net revenues                                                 $ 52,781          $ 13,039            $                 $  65,820
Cost of goods sold                                             31,054             8,478               1,092 (k)         40,624
                                                             --------          --------            --------          ---------
Gross profit                                                   21,727             4,561              (1,092)            25,196

Selling, general and administrative expenses                   14,321             3,243                (553)(k)         17,011
Loss on disposal of property and equipment                         48                --                                     48
                                                             --------          --------            --------          ---------
Income from operations                                          7,358             1,318                (539)             8,137

Other income (expense):
Interest income                                                   280                --                                    280
Interest expense                                               (1,241)             (339)               (812)(i),(j)     (2,392)
Interest expense-financing fees                                  (192)               --                                   (192)
Other                                                             (54)               41                                    (13)
                                                             --------          --------            --------          ---------
Income from continuing operations before taxes                  6,151             1,020              (1,351)             5,820
Income tax expense                                                507               392                (392)(l)            507
                                                             --------          --------            --------          ---------
Income from continuing operations                            $  5,644          $    628            $   (959)         $   5,313
                                                             ========          ========            ========          =========

Net income (loss) per common share - basic
Continuing operations                                        $    .12                                                $    .11
                                                             ========                                                =========

Net income (loss) per common share - diluted
Continuing operations                                        $    .12                                                $    .11
                                                             ========                                                =========

Number of common shares used in computing net
 income (loss) per share:
Basic                                                          48,157                                   709            48,866
Diluted                                                        48,768                                   709            49,477


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements


                                     99.2-5

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

      On June 13, 2007, Perma-Fix Environmental Services, Inc. ("Perma-Fix", "we," "our" or the "Company") purchased 100% of the voting shares of Nuvotec USA, Inc. ("Nuvotec") and Nuvotec's wholly owned subsidiary, Pacific EcoSolutions, Inc. ("PEcoS"). Nuvotec serves primarily as a holding Company for its investment in PEcoS. PEcoS is a permitted hazardous, low level radioactive and mixed waste treatment, storage and disposal facility located in the Hanford U.S. Department of Energy site in the eastern part of the state of Washington. We acquired Nuvotec/PEcoS for total consideration of approximately $16.9 million which consisted of 709,207 shares of our common stock (valued at $2.2 million, which was determined by the average closing price of the common stock four days prior to and following the completion date of the acquisition), $2.3 million of cash, an installment note of $2.5 million payable over four years which bears interest at 8.25%, assumed debt of $9.4 million, and approximately $0.5 million of transaction costs. In addition, we may be required to make earn-out payments up to $4.4 million in cash dependent on the achievement of defined revenue targets. We expect that such earn-out payments, if made, will be accounted for as additional consideration.

2. PRELIMINARY PURCHASE PRICE ALLOCATION

      This acquisition will be recorded using the purchase method of accounting, which includes an evaluation of the existence of any identifiable intangibles at the date of acquisition, such as permits and customer relationships. Due to the strategic nature of the acquisition goodwill of approximately $11.4 million is expected to be recorded in connection with the acquisition. However, final allocation of purchase price has not been finalized. See pro forma adjustment
(d). The following table summarizes the preliminary purchase price allocation of the fair values of the assets acquired and liabilities assumed, as though the acquisition had occurred on March 31, 2007:


(Amounts in thousands)
---------------------------------------------------------

Current assets                                   $  2,503
Property, plant and equipment                      13,978
Goodwill/intangibles                               11,383
                                                 --------
   Total assets acquired                           27,864
Current liabilities                                (7,185)
Non-current liabilities                            (3,768)
                                                 --------
   Total liabilities assumed                      (10,953)
                                                 --------
   Total Consideration                           $ 16,911
                                                 ========


3. PRO FORMA ADJUSTMENTS

(a) Reflects cash outlay at closing of $8.2 million, consisting of $2.3 million cash portion of the purchase price, $5.4 million of assumed debt paid/refinanced at closing, and estimated acquisition costs of $0.5 million. The cash outlay was funded from cash on hand of $1.6 million and borrowings of $6.6 million (see (e) below).


                                     99.2-6

(b) Reflects the decrease of net deferred tax assets to reflect amount more likely than not to be recognized.

(c) Reflects increase to record property and equipment to estimated fair value of $14.0 million.

(d) Reflects the estimated goodwill of $11.4 million resulting from the business combination. See Note 2. The Company has not yet finalized the allocation of purchase price; thus this is subject to revision. However, it is not expected that any further revision will result in a material allocation to finite-lived intangibles.

(e) Reflects long-term portion of borrowings by the Company as follows: $6.6 million borrowed on the revolver including interest accrued to acquisition date of June 13, 2007 of $0.4 million; $2.0 million of long-term debt from Key Bank; $2.5 million shareholder loan; net of $8.8 million of debt assumed.

(f) Reflects adjustment to reflect assumed liabilities for disposal of waste on-hand, deferred revenue, and facility closure on a basis constant with the Company's policy.

(g) Reflect current portion by the Company for the refinancing of $2.0 million, offset by the payment of existing short-term debt of $0.2 million.

(h) Reflects the elimination of Nuvotec/PEcoS equity accounts. Also, this reflects the issuance of 709,207 shares of our Common Stock, valued at approximately $2.2 million based on the closing price of our Common Stock for four trading days preceding through the four trading days following the completion date of the acquisition.

(i) Reflects interest expense on the reduced cash balance of $1.6 million at an assumed interest rate of 3.5% and on incremental borrowing under the line of credit of $6.6 million at an assumed interest rate of 8.75%.

(j) Reflects interest expense on the note to the seller at a rate of 8.25% per year. The note requires three equal payments of $833,333 commencing June 30, 2009.

(k) Reflects reclassification of depreciation and amortization to cost of good sold to be consistent with Perma-Fix's historical presentation. Also reflects adjustment to increase depreciation on fixed assets which have been increased to fair value. The increase amounted to $108,000 for the three months ended March 31, 2007 and $539,000 for the year ended December 31, 2006 based on a assumed average life of ten years on incremental depreciable assets of $9.1 million.

(l) Reflects the expectation that there would have been no incremental income tax expense should this transaction have taken place on January 1, 2006.

                                     99.2-7